Exhibit 10.13(e)

                     RULES OF GENERAL APPLICATION UNDER THE
                           CYTEC INDUSTRIES INC. 1993
                         STOCK AWARD AND INCENTIVE PLAN
                       (Adopted 6/22/95; amended 1/27/97)

Rule 2. This Rule applies to stock options granted to employees of the Corporation and its subsidiaries by the Compensation and Management Development Committee (the "Committee").

        (a) If an employee retires on or after his 60th birthday under the Corporation's or a subsidiary's retirement plan, any option granted eight months or more prior to the date of such retirement shall become exercisable (but not beyond the original expiration date of the option) to the extent of the full number of shares that are subject to the option.

        (b) If an employee's employment terminates under circumstances determined by the Committee (in the case of officers) or the Executive Committee (in the case of other employees), not to be contrary to the best interests of the Corporation, then any option held by such employee, provided that it was granted eight months or more prior to such termination of employment, shall become exercisable in full and shall remain exercisable until the original expiration date of the option.

This Rule does not apply to options granted on or after January 27, 1997.